Exhibit 99.2

FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

REVOCABLE PROXY

The board of directors recommends a vote “FOR” the proposal to approve the amended and restated agreement and plan of merger.

This proxy is solicited on behalf of the board of directors of First National Bankshares of Florida, Inc. This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the proposal stated. If any other business is presented at the special meeting, this proxy will be voted by those named in this proxy in accordance with the determination of a majority of the board of directors. At the present time, the board of directors knows of no other business to be presented at the special meeting. This proxy confers discretionary authority on the holders thereof to vote with respect to matters incident to the conduct of the special meeting.

		FOR	AGAINST	ABSTAIN
1.	Proposal to approve an amended and restated agreement and plan of merger dated as of September 22, 2004 among Fifth Third Bancorp, Fifth Third Financial Corporation and First National Bankshares of Florida, Inc. providing for the merger of First National Bankshares of Florida, Inc. with and into Fifth Third Financial Corporation.	❑	❑	❑

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS ON NOVEMBER 22, 2004.

The undersigned being a shareholder of First National Bankshares of Florida, Inc. (“First National”) hereby appoints Robert T. Reichert, Garrett S. Richter and C.C. Coghill, or any one of them, with full powers of substitution, to act as proxies for the undersigned, to vote all shares of common stock of First National which the undersigned is entitled to vote at the special meeting of shareholders, to be held at Naples Beach Hotel located at 851 Gulf Shore Boulevard North, Naples, Florida 34102 on November 22, 2004 at 5:00 p.m., local time, and at any and all adjournments or postponements thereof. The affirmative vote of a majority of the shares represented at the special meeting may authorize the adjournment of the special meeting; provided, however, that no proxy which is voted against the amended and restated agreement and plan of merger will be voted in favor of adjournment to solicit further proxies for the proposal.

The undersigned acknowledges receipt from First National prior to the execution of this proxy of notice of the special meeting and a proxy statement/prospectus dated October 18, 2004.

Please sign exactly as your name appears hereon. When signing as attorney, executor, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date: